Exhibit 5

January 18, 2007

CoBiz Inc.
821 17th Street
Denver, CO 80202

Ladies and Gentlemen:

We have acted as counsel to CoBiz Inc., a Colorado corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”).  The Registration Statement incorporates by reference in its entirety the registration statement on Form S-3 (File No. 333-139500), filed with the Commission and declared effective on January 5, 2007 (the “Original Registration Statement).  The Registration Statement relates to the proposed offering and sale of up to 425,262 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, by selling shareholders.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and proceedings as we have deemed appropriate to render the opinions set forth below.  For purposes of our examination, we have assumed and have not independently verified the legal capacity of all natural persons, the genuineness of all signatures, the conformity to originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of such copies.  As to facts material to our opinions, we have relied, without independent verification, upon certificates, documents, statements and other information of the Company or representatives or officers thereof.

Members of our firm are admitted to practice in the State of Colorado.  We express no opinion as to the laws of any jurisdiction other than the United States of America and the State of Colorado, and also express no opinion with respect to the blue sky securities laws of any state, including Colorado.

Based upon the foregoing and subject to the additional qualifications and assumptions set forth below, we are of the opinion that the issuance of the Shares has been duly authorized, and the Shares have been legally issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the references therein to our firm under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ SHERMAN & HOWARD L.L.C.